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[LOGO OF CENTOCOR APPEARS HERE]                                     News Release

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For Immediate Release                              CONTACTS:
                                                   Paul Wulfing  (610) 889-4422
                                                   Bill Newbould (610) 651-6122



                  CENTOCOR ADOPTS NEW SHAREHOLDER RIGHTS PLAN

Malvern, Pa, September 28, 1998 -- Centocor, Inc. today announced that its Board of Directors has adopted a new shareholder rights plan to replace the one that expired on September 26, 1998. The plan is designed to deter certain coercive takeover tactics and to enable the Board to represent effectively the interests of the Company, its shareholders and its other constituencies in the event of a takeover attempt.

Centocor said the new plan was not adopted in response to any specific effort to acquire control, and it is not aware of any such effort.

Under the new plan, each shareholder at the close of business on September 26, 1998, will receive one right for each share of common stock held. Each right generally entitles the holder to purchase from Centocor one one-hundredth of a share of Series A Preferred Stock at an exercise price of $140. The rights will become exercisable and will detach from the common stock only if an individual or group acquires 20 percent or more of Centocor's common stock, or announces a tender or exchange offer for 20 percent or more of the common stock.

The rights also provide that each holder will be able, under certain circumstances, to purchase at the exercise price (1) common stock of an acquiring company having a market value equal to twice the exercise price or (2) common stock of Centocor having a market value equal to twice the exercise price.

Centocor may redeem the rights at a price of $.001 per right. The rights will expire on September 26, 2008 unless earlier redeemed.

Centocor is a leading biopharmaceutical company that creates, acquires and markets cost-effective therapies that yield long-term benefits for patients and the healthcare community. Its products, developed through monoclonal antibody technology, help physicians deliver innovative treatments to improve human health and restore patients' quality of life.

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